Exhibit 99.1
January 19, 2021

Mr. Michael Jackson
Chairman and CEO
AutoNation, Inc.
200 SW 1st Avenue, 16th Floor
Fort Lauderdale, FL 33301

Dear Mike,

It is with great sadness that I submit this resignation from the AutoNation Board of Directors effective January 19, 2021. It has been a tremendous honor and privilege to serve on the AutoNation Board and work alongside such a committed group of fellow Board members and superb management team.

Please know that I have NO issues with the Board, management or any business matters. You have one of the finest management teams that I have ever had the privilege of working with, and I am grateful for having had the opportunity to serve on the AutoNation Board.

Respectfully,

/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.